Exhibit 10.15

FIRST AMENDMENT TO THE

SILGAN CONTAINERS PENSION PLAN FOR SALARIED EMPLOYEES

THIS FIRST AMENDMENT is made on September 8, 2010, by SILGAN CONTAINERS MANUFACTURING CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Primary Sponsor”).

INTRODUCTION

The Primary Sponsor maintains the Silgan Containers Pension Plan for Salaried Employees (the “Plan”), which was last amended and restated under an indenture dated December 31, 2009. As part of that restatement, the Primary Sponsor revised the actuarial factors used under the Plan effective January 1, 2010. The Primary Sponsor now desires to amend the Plan to clarify the application of those factors as it relates to participants who continue in employment beyond normal retirement age. The Primary Sponsor also desires to amend the Plan during the remedial amendment period for the Pension Protection Act of 2006 to specify that nontaxable distributions from the Plan can be directly rolled over tax-free to either another tax-qualified plan or a tax-deferred annuity contract under Section 403(b) of the Internal Revenue Code of 1986, as amended, provided certain accounting requirements are met. The Primary Sponsor also desires to amend the Plan to specify that participants will receive notices of the relative values of the optional forms of benefit, consistent with the Primary Sponsor’s administrative procedures.

THEREFORE, the Primary Sponsor does hereby amend the Plan, generally effective January 1, 2010, except as otherwise provided herein, as follows:

1. Effective January 1, 2009, by deleting the existing Section 1.26(a)(ii) and substituting therefor the following:

“(ii) a qualified trust as described in Code Section 401(a) or an annuity contract described in Code Section 403(b), but only to the extent that:

(A) the distribution is made in a direct trustee-to-trustee transfer; and

(B) the transferee trust or contract provides for separate accounting for amounts so transferred (and earnings thereon), including separately accounting for the portion of the distribution which is includable in income and the portion which is not includable in income; and”

2. By deleting the existing Section 4.3(a) and substituting therefor the following:

“(a) If a Participant experiences a Termination of Employment (or commences receiving benefits pursuant to Section 7.11, if applicable) after his Normal Retirement Date, the Participant’s monthly retirement benefit as of any date within a Plan Year (or portion thereof) after his Normal Retirement Age shall be his Accrued Benefit as of the end of the prior Plan Year (or, if later, the date the Participant attained Normal Retirement Age) increased by the greater of: (i) any additional accrual attributable to service during the Plan Year (or portion thereof) for which the Accrued Benefit is being determined; or (ii) the Actuarial Equivalent adjustment for such Plan Year (or portion thereof) to reflect delayed payment of the Participant’s Accrued Benefit. Notwithstanding Section 1.2(a), solely for purposes of this Section 4.3, Actuarial Equivalence shall at all times be determined using the factors under Section 1.2(a)(i) or 1.2(a)(ii), whichever produces the greater Accrued Benefit.”

3. By deleting the “and” at the end of Section 7.2(c), by replacing the period at the end of Section 7.2(d) with “; and” and by adding the following new Section 7.2(e) to read as follows:

“(e) an explanation of the relative values of the optional forms of benefit available to the Participant under the Plan.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this First Amendment to be executed on the day and year first above written.

SILGAN CONTAINERS
MANUFACTURING CORPORATION

By:	/s/ Anthony E. Cost
Title:	Vice President – Human Resources

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